Exhibit 3.2

PALANTIR TECHNOLOGIES INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Palantir Technologies Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.    The Corporation was originally incorporated under the name of Palantir Technologies Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 6, 2003.

B.    This Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.    The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Palantir Technologies Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange St., Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 24,701,005,000 shares, of which 22,701,005,000 shares shall be Common Stock (the “Common Stock”), par value $0.001 per share, and 2,000,000,000 shares shall be Preferred Stock (the “Preferred Stock”), par value $0.001 per share. 20,000,000,000 shares of the authorized shares of Common Stock are hereby designated Class A Common Stock (the “Class A Common Stock”), 2,700,000,000 shares of the authorized Common Stock are hereby designated Class B Common Stock (the “Class B Common Stock”), and 1,005,000 shares of the authorized Common Stock are hereby designated Class F Common Stock (the “Class F Common Stock”).

Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action on the part of the Corporation or any stockholder, each one (1) share of Class A Common Stock of the Company, par value $0.001 per share, that is issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be re-designated as one (1) share Class A Common Stock, and each one (1) share of Class B Common Stock of the Company, par value $0.001 per share, that is issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be re-designated as one (1) share of Class B Common Stock.

B. Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law or set forth herein, to provide by resolution for the designation and issuance of shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (which may include, without limitation, full, limited or no voting powers), preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to file a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution or resolutions; provided that, prior to the Final Class F Conversion Date, the Board of Directors shall not designate or issue any series of Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Class F Common Stock, voting as a separate class.

C. Vote to Increase or Decrease Authorized Shares of Common Stock and Preferred Stock. The number of authorized shares of Common Stock (or any class thereof) and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of any class of Common Stock or Preferred Stock, or any separate series votes of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

D. Rights of Class A Common Stock, Class B Common Stock and Class F Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock, Class B Common Stock and Class F Common Stock are as follows:

1. Voting Rights.

(a) General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class F Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Class A Common Stock,

Class B Common Stock and Class F Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the terms of this Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to applicable law; provided that, prior to the Final Class F Conversion Date, any such amendment that affects the number of shares of Preferred Stock, or the designation, powers, preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class F Common Stock, voting as a separate class.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of stockholders of the Corporation:

i.

Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of such stockholders of the Corporation.

ii.

Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of such stockholders of the Corporation.

iii.

Each holder of Class F Common Stock shall be entitled to a number of votes for each share of Class F Common Stock held as of the applicable record date on any matter that is submitted to a vote of such stockholders of the Corporation equal to (x) ten (10) votes (I) if the Founder Block, calculated as of the applicable record date, is less than the Ownership Threshold or (II) if the applicable vote is being sought from the holders of the Class F Common Stock separately as a class, solely for such separate class vote, and (y) in all other instances, (1) the Applicable Vote for All Shares of Class F Common Stock divided by (2) the number of outstanding shares of Class F Common Stock. Shares of Class F Common Stock shall be voted only in accordance with the corresponding True Founder Instruction. In determining the “Applicable Vote for All Shares of Class F Common Stock” (as defined below), whether in respect of a matter that is submitted to a vote at a meeting of the stockholders of the Corporation or with respect to an action by written consent, the Corporation shall use reasonable best efforts to, first, perform the procedures set forth in Section 231(b)(1)–(2) of the DGCL with respect to all of the outstanding shares of capital stock of the Corporation (excluding the Class F Common Stock) and, second, perform the procedures set forth in Section 231(b)(1)–(2) of the DGCL with respect to all of the outstanding shares of capital stock of the Corporation (including the Class F Common Stock).

(c) Class F Common Stock Matters.

i.	Each Founder (or, in the event of his death, such Founder’s estate) shall promptly deliver written notice to the Corporation when any Founder ceases to be a Continuing Founder.

ii.

With respect to each matter that is submitted to a vote of the stockholders of the Corporation, (x) the Grantee (or all the Continuing Founders, in a single writing) shall, on or promptly after the applicable record date, submit to the Secretary the number, by class or series, of Founder Shares as of the applicable record date and (y) each Continuing Founder shall, no later than the applicable Instruction Date, deliver to the Secretary, the Trustee and each other Continuing Founder a Continuing Founder Instruction.

iii.

The information regarding the Founder Shares furnished by the Grantee (or all the Continuing Founders) to the Secretary pursuant to Article IV, Section D.1(c)(ii)(x) shall be presumptive evidence thereof. The Corporation shall calculate the voting power corresponding to the Class F Common Stock on the basis of such information furnished by the Grantee (or all of the Continuing Founders), unless a court of competent jurisdiction determines in a final, nonappealable order that such information is materially incorrect. Upon the request of a Continuing Founder, before the results of any vote or action of the stockholders of the Corporation are certified or otherwise become effective, the Corporation shall furnish to each Continuing Founder sufficient evidence for each such person to determine whether the Corporation’s calculation of voting power corresponding to the Class F Common Stock was correct and provide any such persons a reasonable opportunity to object to such calculation. Upon the resolution of any such objections, the results of such vote shall be certified or action shall become effective, and thereafter the calculation by the Corporation of the voting power corresponding to the Class F Common Stock in accordance with Article IV, Section D.1(b) and this Article IV, Section D.1(c) shall be conclusive and binding. The Corporation shall not be required to furnish any evidence relating to its calculation of the voting power corresponding to the Class F Common Stock to any Person except as required by law and except to the Continuing Founders as provided above.

iv.

If the Corporation cannot determine with information available to the Corporation whether the Founder Block is at least equal to the Ownership Threshold, the Corporation may, upon reasonable notice to each of the Trustee and the Continuing Founders, request in writing that evidence be furnished to the Corporation that the Founder Block is at least equal to the Ownership Threshold. Each Continuing Founder shall promptly provide such information to the Secretary, the Trustee and each other Continuing Founder.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class F Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends and Distributions. Subject to the rights of any Preferred Stock that may then be outstanding, the holders of Class A Common Stock, Class B Common Stock and Class F Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available for distribution to stockholders of the Corporation, such dividends or other distributions as may be declared from time to time by the Board of Directors. Any dividends or other distributions paid to the holders of shares of Common Stock shall be paid on an equal priority and ratably on a per share basis to the holders of Common Stock, unless different treatment of the shares of any such class is approved by an affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class F Common Stock entitled to vote thereon, each voting separately as a class. Further, the Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class F Common Stock if, and only if, a dividend payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock is declared and paid to the holders of Class B Common Stock and Class F Common Stock at the same rate and with the same record date and payment date and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock and Class F Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock (other than Class F Common Stock) or rights to acquire one class of Common Stock (other than Class F Common Stock) to holders of all classes of Common Stock.

(b) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class F Common Stock, the outstanding shares of the other such classes will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved (i) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) if the voting rights or economic rights of one class of Common Stock would be adversely affected by such subdivision or combination relative to the voting rights or economic rights of any other class of Common Stock, by the affirmative vote of the holders of a majority of the outstanding shares of such class, voting separately.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in connection with which assets are to be distributed to stockholders of the Corporation, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders of the Corporation shall be distributed on an equal priority and ratably on a per share basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class F Common Stock entitled to vote thereon, each voting separately as a class.

(d) Merger or Consolidation. In the case of any consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders of the Corporation substantially similar to that resulting from a consolidation or merger, each share of Common Stock must be converted into the same securities, cash or other property (including the same rights to elect among different forms of consideration); provided, however, that (1) the foregoing shall not apply to any such combination, merger or other transaction in which each share of Common Stock remains outstanding as a share of the same class of Common Stock and is not converted into other securities, cash or other property, and (2) shares of any class of Common Stock may be converted into, or the holders thereof may have the right to elect to receive, different securities in connection with such consolidation, merger or other transaction if the only difference in the securities being issued to the holders of the Class A Common Stock, Class B Common Stock and Class F Common Stock is that the voting power of such securities is proportionate to the voting power of the shares of such class in the Corporation.

3. Conversion of Class B Common Stock.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier of:

i.	a Transfer of such share other than a Permitted Transfer; and

ii.

the date or the happening of a future event specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date such notice and certification request is sent; provided that no such automatic conversion pursuant to this subsection ii shall occur in the case of a Qualified Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date.

(c) Procedures. The Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation may, from time to time, establish such other policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The Secretary shall determine whether a Transfer or other event giving rise to a conversion has occurred that results in a conversion to Class A Common Stock, and such determination shall be conclusive and binding.

(d) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article IV, Section D.3, such conversion(s) shall be deemed to have been made at the time of the applicable Transfer or event; provided that, in the case of a share issuable or deliverable by the Corporation, upon any of the conversion of another security, the exercise of an option or warrant or similar arrangement, the occurrence or non-occurrence of a contingency, or upon vesting, the conversion of such shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article IV, Section D.3(b)i shall occur immediately following issuance or delivery. For the avoidance of doubt, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class A Common Stock upon conversion of the Class B Common Stock shall not be deemed to have converted such Class B Common Stock until immediately prior to the closing of such sale of securities. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Following any such conversion, the reissuance of such shares of Class B Common Stock shall be prohibited, and such shares shall be retired in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or out of shares of Class A Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

4. Conversion of Class F Common Stock.

(a) Voluntary Conversion. Each share of Class F Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Automatic Conversion of all Outstanding Class F Common Stock. Each share of Class F Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class B Common Stock upon the Final Class F Conversion Date.

(c) Procedures. The Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable on such conversion unless the certificates evidencing such shares of Class F Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation may, from time to time, establish such other policies and procedures relating to the conversion of Class F Common Stock to Class B Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable. The Secretary shall determine whether an event has occurred that results in a conversion to Class B Common Stock, and such determination shall be conclusive and binding.

(d) Immediate Effect. Upon any conversion of Class F Common Stock to Class B Common Stock, all rights of the holder of shares of Class F Common Stock shall cease and the person or persons in whose name or names the certificate or certificates (or book-entry position(s)) representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock. Following any such conversion, the reissuance of such shares of Class F Common Stock shall be prohibited, and such shares shall be retired in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or out of shares held in its treasury of (i) Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class F Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class F Common Stock into shares of Class B Common Stock and (ii) Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock issuable upon conversion of Class F Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Class B Common Stock issuable upon conversion of outstanding Class F Common Stock into shares of Class A Common Stock.

5. Transfer Restrictions on Class F Common Stock. (a) Any transfer or purported transfer of shares of Class F Common Stock or any legal or beneficial interest in such shares shall be null and void. Any transaction or series of transactions undertaken to effect a Reorganization shall not be considered a transfer or purported transfer of shares of Class F Common Stock. A holder of Class F Common Stock may surrender shares of Class F Common Stock to the Corporation for cancellation at any time. If a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported transferee or owner (the “Purported Owner”) of shares of Class F Common Stock by a purported transfer, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class F Common Stock, and the purported transfer of such shares to the Purported Owner shall not be recognized by the Corporation. For the avoidance of doubt, actions described in clauses (a) and (d) of the definition of Transfer in Article V below are not prohibited.

(b) Certificates. All certificates or book entries representing shares of Class F Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

E. No Further Issuances. Except for (1) a dividend payable or subdivision in accordance with Article IV, Section D.2 and (2) the exchange of shares of Class B Common Stock held in the Founder Voting Trust for shares of Class F Common Stock immediately after the Effective Time, the Corporation shall not at any time after the Effective Time issue any additional shares of Class F Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class F Common Stock, voting as a single class. After the Final Class F Conversion Date, the Corporation shall not issue any additional shares of Class F Common Stock.

ARTICLE V

The following terms, where capitalized in this Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Applicable Vote for All Shares of Class F Common Stock” means, with respect to any matter subject to a vote of the stockholders of the Corporation, (1) the number of votes (which shall not be less than zero and which shall be rounded down to the nearest whole number) that equal 49.999999% of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote on such matter (including in the case of the election of directors), reduced to the number of votes (which shall not be less than zero and which shall be rounded down to the nearest whole number) that equal 49.999999% of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter only if a majority of the shares present in person or represented by proxy and entitled to vote on such matter is the applicable voting standard, in each case minus (2) the number of votes corresponding to the Founder Shares entitled to vote on such matter.

“Approved Affiliate” means, with respect to a Continuing Founder, any affiliate thereof that has been approved by the Secretary or the Treasurer of the Corporation.

“Continuing Founder” means, on any date of determination, each Founder that is then a party to the Voting Agreement.

“Continuing Founder Instruction” means, with respect to any matter subject to a vote of the stockholders of the Corporation, a written instruction delivered by a Continuing Founder to the Secretary, the Trustee and each other Continuing Founder identifying how such Continuing Founder desires (a) votes corresponding to the Class F Common Stock to be cast (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or (b) consents corresponding to the Class F Common Stock be delivered or not delivered, as applicable, in each case with respect to such matter.

“Corporation Equity Securities” means (a) any securities having voting rights in the election of the Board of Directors, (b) any equity securities evidencing an ownership interest in the Corporation, (c) any equity securities, whether vested or unvested, convertible into or exchangeable or exercisable for any shares of the foregoing, (d) any warrants, calls, options or other rights, whether vested or unvested, to acquire from the Corporation any shares of the foregoing, (e) any other obligation of the Corporation, whether vested or unvested, to issue or deliver any of the foregoing, (f) any rights granted by the Corporation to receive any value based on or linked to the value of any of the foregoing, and (g) any securities of the Corporation as would be identified on a Schedule 13D or Schedule 13G pursuant to Rule 13d-101 or Rule 13d-102, respectively, under the Exchange Act (or any successor form), including any footnotes therein and after giving effect to any disclaimers of beneficial ownership, in the case of each of clauses (a)–(g), without duplication and except for any securities specifically designated in writing from time to time by a Continuing Founder, accompanied by signed acknowledgments from each other Continuing Founder, to the Secretary (securities so designated, “Designated Founders’ Excluded Shares”).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Class F Conversion Date” means the earliest of:

(a)    the effective date of the termination of the Founder Voting Trust, other than any termination that occurs in connection with a Reorganization; and

(b)    the effective date of the termination of the Voting Agreement.

“Founders” means Alexander Karp, Stephen Cohen and Peter Thiel, and each, a “Founder”.

“Founder Block” means the aggregate number of Corporation Equity Securities held or owned, directly or indirectly, by any of (a) a Continuing Founder or (b) an Approved Affiliate of a Continuing Founder, in the case of each of clauses (a) and (b), calculated on a fully diluted and as converted basis.

“Founder Shares” means, with respect to any matter subject to a vote of the stockholders of the Corporation, (a) all Corporation Equity Securities entitled to vote on such matter held or owned, directly or indirectly, by the Continuing Founders to which the Grantee has a proxy and power of attorney granted pursuant to the Voting Agreement to vote such shares in the same manner as the shares of Class F Common Stock will be voted by the Trustee plus (b) any other Corporation Equity Securities entitled to vote on such matter to which the Grantee has a proxy and power of attorney granted pursuant to the Voting Agreement to vote such shares in the same manner as the shares of Class F Common Stock will be voted by the Trustee plus (c) any Designated Founders’ Excluded Shares.

“Founder Voting Trust” means the voting trust established pursuant to the Voting Trust Agreement (and any successor thereto following a Reorganization).

“Grantee” means the grantee of the proxies and powers of attorney to vote shares of one or more classes of capital stock of the Corporation in the same manner as the shares of Class F Common Stock will be voted by the Trustee, in accordance with the Voting Agreement.

“Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the requirements of the Securities Exchange that are generally applicable to companies with common equity securities listed thereon (or if the Corporation’s equity securities are not listed for trading on a Securities Exchange, the requirements of the New York Stock Exchange generally applicable to companies with common equity securities listed thereon).

“Instruction Date” means:

(a)	for any annual or special meeting of the stockholders of the Corporation, the date that is three business days prior to the date of such meeting; and

(b)

for any stockholder action by written consent, (i) if the Corporation has established a date by which such consents must be received, the date that is two business days prior to such date, and (ii) in all other instances, the date that is five business days after written notice of such proposed action has been delivered to the Continuing Founders and the Trustee.

“No Majority Founder Instruction” means (a) in the case of director elections, the votes corresponding to the Class F Common Stock shall be cast to “withhold” or, if unavailable based on the applicable voting standard required to elect a director nominee, such votes shall be cast to “abstain”, (b) in the case of a vote on the frequency of the “say-on-pay” vote, the votes corresponding the Class F Common Stock shall be cast to “abstain”, (c) in the case of all other matters subject to a vote of the stockholders of the Corporation at a meeting, the votes corresponding to the Class F Common Stock shall be cast to “abstain” or “withhold”, so long as the effect thereof would be a vote against such matter, otherwise, such votes shall be cast “against”, and (d) in the case of a proposed stockholder action by written consent, no consent shall be delivered in respect of the Class F Common Stock.

“Ownership Threshold” means 100,000,000 Corporation Equity Securities (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), provided, however, that the Ownership Threshold shall be automatically reduced by the Pro Rata Share of each Founder who is not a Continuing Founder, such reduction to take effect on the date such Founder ceases to be a Continuing Founder.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means, with respect to a Qualified Stockholder, (a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder and/or (ii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder and/or (ii) any other Permitted Entity of such Qualified Stockholder.

“Permitted Transfer” means any Transfer of a share of Class B Common Stock that satisfies the following requirements:

(a)    by a Qualified Stockholder to (i) any Permitted Entity of such Qualified Stockholder or (ii) to another Qualified Stockholder; or

(b)    by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or (ii) any other Permitted Entity of such Qualified Stockholder;

provided that in the case of any Transfers described in clause (a) and (b) above: (x) all such Transfers by any holder of Class B Common Stock (whether then held or acquired in the future) taken together do not result in shares of Class B Common Stock being “held of record” (as such term is defined in Rule 12g5-1 promulgated under the Exchange Act) by a larger number of stockholders of the Corporation following any such Transfer and (y) any such transfer (1) must result in the Transfer of all of such holder’s shares of Class B Common Stock then held by such holder to such transferee, and (2) such holder or such holder’s legal representative (including a guardian or conservator) must agree that any shares of Class B Common Stock acquired by such holder or such holder’s estate or beneficiary after the date of such Transfer will be automatically Transferred, without further action by such holder or such legal representative, to the same transferee such that neither the Transfer nor any subsequent acquisition of Class B Common Stock results in any shares of Class B Common Stock being “held of record” (as such term is defined in Rule 12g5-1 promulgated under the Exchange Act) by a larger number of stockholders of the Corporation following such Transfer or subsequent acquisition.

“Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer or a transferee of shares of Class B Common Stock involving consent or approval of the Board of Directors or an officer of the Corporation as described in the definition of “Transfer”.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder or (b) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership or other entity.

“Pro Rata Share” means, with respect to a Founder, (1) 100,000,000 Corporation Equity Securities (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by (2) a fraction, the numerator of which shall be the number of Corporation Equity Securities held or owned, directly or indirectly, at the Submission Date by such Founder and such Founder’s Approved Affiliates, on a fully diluted and as converted basis, and the denominator of which shall be the total number of Corporation Equity Securities held or owned, directly or indirectly, at the Submission Date by all Founders and their Approved Affiliates, on a fully diluted and as converted basis.

“Qualified Stockholder” means (a) the registered holder of a share of Class B Common Stock immediately following the Effective Time; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time pursuant to the exercise or conversion of options or warrants or settlement of convertible securities; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any convertible securities that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this definition; (d) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time (including upon conversion of shares of Class F Common Stock) and (e) a Permitted Transferee.

“Reorganization” means a reorganization or redomiciliation of the Founder Voting Trust undertaken with the written consent of each beneficiary thereof and, if applicable, the Trustee, prior to such reorganization or redomiciliation, which reorganization or redomiciliation does not result in a change in the beneficiaries.

“Secretary” means the Secretary of the Corporation or his or her delegate.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s Class A Common Stock is then principally listed or traded (or, if the Class A Common Stock is not then listed, the registered national securities exchange on which any other class of the Corporation’s equity securities is then listed).

“Submission Date” means August 10, 2020, which is the date of the Corporation’s submission to the Securities and Exchange Commission of Amendment No. 2 to its confidential registration statement on Form S-1 relating to the shares of Class A Common Stock.

“Transfer” of a share means (x) any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, the dispositive power or Voting Control over such share by proxy or otherwise; (y) any agreement or arrangement (including any warrants, calls, options or other rights or derivative transactions) to take any such actions or cause the occurrence of any such events (whether or not contingent) identified in clause (x); or (z) any act that results in changes to the beneficial ownership of such share, unless, in the case of each of clauses (x), (y) and (z), consent or approval has been previously obtained or is concurrently or subsequently obtained from the Board of Directors or from an officer of the Corporation with delegated authority pursuant to the Bylaws of the Corporation; provided, however, that the following shall not be considered a “Transfer”:

(a)

the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders of the Corporation;

(b)

entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock and/or Class F Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c)

the pledge of such shares by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” or unless consent or approval has been previously obtained or is concurrently or subsequently obtained from the Board of Directors or from an officer of the Corporation with delegated authority pursuant to the Bylaws of the Corporation; or

(d)

entering into, amending, extending, renewing, restating, supplementing or otherwise modifying the Voting Agreement, the Voting Trust Agreement or any agreement, arrangement or understanding contemplated by the terms of the Voting Agreement or Voting Trust Agreement, or taking any actions contemplated thereby, including (i) the granting of a proxy, whether or not irrevocable, to any Person and the exercise of such proxy by such Person and (ii) the transfer of shares of Class B Common Stock to the Founder Voting Trust or to one or more beneficiaries of the Founder Voting Trust;

provided, however, that a “Transfer” shall be deemed to have occurred with respect to such shares beneficially held by (I) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (II) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity.

“True Founder Instruction” means, with respect to any matter subject to a vote of the stockholders of the Corporation, (a) if there are two or three Continuing Founders as of the Instruction Date, (i) if at least two Continuing Founder Instructions contain the same instruction as to how the votes corresponding to the Class F Common Stock shall be cast in respect of such matter (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee), or consents corresponding to the Class F Common Stock shall be delivered or not delivered, as applicable, with respect to such matter, such instruction and (ii) otherwise, the No Majority Founder Instruction, and (b) if there is one Continuing Founder as of the Instruction Date with respect to such vote, the instruction contained in such Continuing Founder’s Continuing Founder Instruction; provided that, in the case of this clause (b), if such Continuing Founder has not delivered a Continuing Founder Instruction to the Secretary and the Trustee by the Instruction Date, such Continuing Founder shall be deemed to have delivered as of the Instruction Date a Continuing Founder Instruction corresponding to the No Majority Founder Instruction with respect to such matter.

“Trustee” means the trustee then in office under the Voting Trust Agreement.

“Voting Agreement” means the Voting Agreement, dated on or about the date of the Effective Time, among each of the Founders and Wilmington Trust, National Association, as the grantee of the proxies and powers of attorney set forth therein and not in its capacity as the trustee under the Founder Voting Trust (as amended, supplemented, restated or otherwise modified from time to time).

“Voting Control” means, with respect to a share of capital stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

“Voting Trust Agreement” means the Voting Trust Agreement, dated on or about the date of the Effective Time, among each of the Founders and Wilmington Trust, National Association, as initial trustee (as amended, supplemented, restated or otherwise modified from time to time).

ARTICLE VI

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation, whether before or after the Classified Board Effective Date, shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal. No decrease in the number of directors constituting the Board of Directors, whether before or after the Classified Board Effective Date, shall shorten the term of any incumbent director.

C. Classified Board Structure. From and after the Final Class F Conversion Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors shall assign members of the Board of Directors already in office to such classes at the time such classification becomes effective (the “Classified Board Effective Date”). The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders of the Corporation following the Classified Board Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders of the Corporation following the Classified Board Effective Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders of the Corporation following the Classified Board Effective Date. At each annual meeting of stockholders of the Corporation, commencing with the first regularly-scheduled annual meeting of stockholders of the Corporation following the Classified Board Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Prior to the Classified Board Effective Date, all directors shall be elected at each annual meeting of stockholders of the Corporation to serve until the next annual meeting of stockholders of the Corporation (except, for the avoidance of doubt, as provided in this Article VI, Section C in the event a Classified Board Effective Date occurs) and until his or her successor shall have been duly elected and qualified. From and after the Classified Board Effective Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

D. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the DGCL. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors, and not by stockholders of the Corporation. A person elected to fill a vacancy or newly created directorship shall hold office until, prior to the Classified Board Effective Date, the next annual meeting of the stockholders of the Corporation or, from and after the Classified Board Effective Date, the next election of the class for which such director shall have been chosen and in each case until his or her successor shall be duly elected and qualified.

ARTICLE VII

A. Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

C. Special Meetings. Special meetings of the stockholders of the Corporation may be called only by (1) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; (2) the chairman of the Board of Directors; (3) the chief executive officer of the Corporation; or (4) the president of the Corporation. For the purposes hereof, “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

D. Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, (1) prior to the Final Class F Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the written consent of the stockholders of the Corporation in lieu of a duly called annual or special meeting of the stockholders of the Corporation; provided that, in addition to any other consent required before such action may be effected, any such action shall require the affirmative consent of the holders of a majority of the outstanding shares of Class F Common Stock, acting as a separate class, and (2) from and after the Final Class F Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by the written consent of the stockholders of the Corporation in lieu of a duly called annual or special meeting of the stockholders of the Corporation.

E. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

F. Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any present or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

A right to indemnification or to advancement of expenses arising under a provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

A right to indemnification or to advancement of expenses arising under a provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled hereunder or thereunder or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

ARTICLE X

If any provision of this Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article VIII and Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders of the Corporation herein are granted subject to this reservation.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this ____ day of __________, 2020.

PALANTIR TECHNOLOGIES INC.

By:
Alexander Karp
Chief Executive Officer